Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2007

CenterState Banks of Florida, Inc. Announces

Third Quarter 2007 Operating Results

WINTER HAVEN, FL. – October 26, 2007—CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported net income for the third quarter 2007 of $1,952,000 ($0.15 per share) compared to $2,251,000 ($0.20 per share) earned in the third quarter of 2006.

Net income for the nine month period ending September 30, 2007 was $6,040,000 ($0.49 per share) compared to $6,268,000 ($0.56 per share) for the same period in 2006.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)
Amounts in thousands of dollars (except per share data)
For the quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Net interest income	$10,901	$11,244	$9,598	$9,622	$9,636
Provision for loan losses	(529)	(376)	(282)	(142)	(129)

Net interest income after loan loss provision	10,372	10,868	9,316	9,480	9,507
Non interest income	1,961	1,903	1,540	1,584	1,550
Non interest expense	(9,442)	(9,362)	(8,073)	(7,854)	(7,463)

Income before income tax	2,891	3,409	2,783	3,210	3,594
Income tax expense	(939)	(1,129)	(975)	(1,019)	(1,343)

NET INCOME	$1,952	$2,280	$1,808	$2,191	$2,251

EPS (basic)	$0.16	$0.18	$0.16	$0.20	$0.20
EPS (diluted)	$0.15	$0.18	$0.16	$0.19	$0.20

Branch activity and effects on earnings

During August, the Company opened its 37th branch banking location. With this new location, the Company has now opened six new branches during the twelve month period ending September 30, 2007. Two of these six locations are operating from temporary facilities while their permanent facilities are being constructed. The branch expansion strategy continues to add pressure to operating expenses and affect profitability.

During the nine month period ending September 30, 2007, the Company has six branches whereby the direct incremental revenue generated from the branch does not exceed the direct incremental cost of the branch. It is estimated that the resulting negative effect on earnings during this period was approximately $0.055 per share, and the effect on ROA was about 8bps (“basis points”). The Company does not expect to open any new additional branches during the remainder of 2007 and throughout 2008, unless an exceptional opportunity presents itself. As these branches grow and mature they will enhance the future profitability of the Company.

Loan growth and deposit growth

For the nine month period ending September 30, 2007, loans have grown $182,378,000 or 28% (37% on an annualized basis). As reported last quarter, the Company acquired Valrico State Bank (“VSB”) on April 2, 2007. Without the loans acquired on April 2nd as part of that transaction, the Company’s organic loan growth during this same period was approximately $60,535,000, or 9.2% (12% on an annualized basis).

Deposit growth during this same period was more challenging. With VSB, deposits grew by $111,620,000, or 12.5% (17% on an annualized basis). Excluding the deposits acquired on April 2nd pursuant to that transaction, the Company’s deposits decreased by approximately $18,994,000, or 2% (3% on an annualized basis). In addition to a challenging deposit market, the Company’s deposit mix has also been shifting from low cost products to higher cost time deposits. At December 31, 2006, time deposits represented 46% of total deposits compared to 53% at September 30, 2007. The Company believes there are several forces causing this slow down in deposit growth, including the interest rate environment which may have enticed customers to shift from lower yielding accounts to higher yielding time deposits and the slow down in real estate activity in Florida, which translates into less transactions resulting in lower balances held in title company accounts and other real estate related accounts.

Combination of two subsidiary banks

On June 21, 2007 the Company announced its plan to combine two of its five subsidiary banks, CenterState Bank Mid FL (“Mid FL”) and CenterState Bank West Florida, N.A. (“CSWFL”). The name of the combined Bank will be CenterState Bank, N.A. and will have total assets of approximately $369 million. It will operate through thirteen banking offices in Pasco, Lake, Sumter, Hernando and Citrus counties, which are contiguous west central Florida counties. This combination is part of a series of related agreements described in the Company’s Form 8-K filed on August 13, 2007 which are expected to close on November 30, 2007. As a result of these related transactions, as explained and described in the aforementioned Form 8-K, the Company will recognize a gain of $1,000,000 before related expenses.

Credit quality

Nonperforming assets (which the Company defines as (1) non-accrual loans; (2) accruing loans that are 90 days or more delinquent and are deemed by management to be adequately secured and in the process of collection; (3) OREO (i.e. real estate acquired through foreclosure or deed in lieu of foreclosure); and (4) other repossessed assets that are not real estate), were $5,247,000 at September 30, 2007, compared to $645,000 at December 31, 2006. Non performing assets as a percentage of total assets was 0.43% at September 30, 2007, compared to 0.06% at December 31, 2006. Net charge-offs for the three month and nine month periods ending September 30, 2007 were $145,000 and $256,000, respectively.

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans was 0.59% at September 30, 2007, compared to 0.09% at December 31, 2006. The ratio of allowance for loan losses to non performing loans was 201% at September 30, 2007, compared to 1,206% at December 31, 2006.

In light of the current real estate environment in Florida, management has been diligently analyzing the Company’s loan portfolio. The Company’s CEO and other members of senior management are holding meetings with the subsidiary bank Presidents and their chief lending officers as a group. Each bank reports on its current loan watch list and discusses their loan portfolio in general and any specific individual loan they feel a need to talk about. Management expects to continue to aggressively monitor credit risk and is committed to early recognition of troubled loans. Although non accrual loans have been increasing over the past several months due to the Company’s normal identification systems in place, this increasingly aggressive attitude of senior management has probably contributed to the rising dollar amount of loans identified as non accrual at September 30, 2007.

The Company has approximately 13% ($112,485,000) of its loan portfolio in a category that includes construction loans, acquisition and development loans and land loans. There are no construction or development loans to national builders. Although we do not have any loans with national home builders, management is focusing its attention on the trickle down effect, if any. That is, our exposure, if any, to the sub-contractors and suppliers to the home building industry (i.e. plumbers, sod farmers, framers, roofers, cabinet makers, etc.). We do business with local builders and developers that have typically been long time customers, of which there are no material amount of these loans included in our non accrual portfolio. We see no significant problems with loans in this category as of this time. However, management recognizes that many factors can adversely impact various segments of our market and customers, and therefore there is no assurance that losses or potential losses may develop in the future.

As of September 30, 2007, management has identified $4,610,000 of non accrual loans, of which most, but not all, are collateralized by either commercial real estate or single family real estate. The Company expensed $529,000 as a provision for loan losses during the third quarter compared to $376,000 in the second quarter and compared to $129,000 in the third quarter of last year. The allowance for loan losses was $9,903,000 at September 30, 2007, or 1.18% of outstanding loans, compared to 1.12% at December 31, 2006. Although non-accrual loans have been trending upwards, as noted in the table below, management believes, that as of September 30, 2007, the allowance for loan losses was adequate. However, as indicated above, many factors can adversely impact our market and customers, and therefore there is no assurance that losses or potential losses may develop in the future.

The Company’s allowance for loan losses increased $2,548,000 during this nine month period. Of this amount, $2,162,000 relates to an increase in the Company’s general reserve, which $1,617,000 relates to the acquisition of VSB and $545,000 is due to the growth of the loan portfolio and/or change in the loan mix. The remaining $386,000 increase is due to an increase in the Company’s specific reserves, which results from specific reserve analyses prepared for each of the Company’s impaired loans.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Non-accrual loans	$4,610	$1,997	$1,196	$448	$696
Past due loans 90 days or more
And still accruing interest	327	267	64	162	458

Total non performing loans	4,937	2,264	1,260	610	1,154
Other real estate owned (“OREO”)	177	—	215	—	—
Repossessed assets other than real estate	133	57	—	35	35

Total non performing assets	$5,247	$2,321	$1,475	$645	$1,189
Non performing assets as a percentage of total assets	0.43%	0.19%	0.14%	0.06%	0.12%
Non performing loans as a percentage of total loans	0.59%	0.27%	0.18%	0.09%	0.18%
Net charge-offs (recoveries)	$145	$106	$5	$154	$72
Net charge-offs as a percentage of average loans for the period	0.02%	0.01%	0.00%	0.02%	0.01%
Allowance for loan losses as a percentage of period end loans	1.18%	1.15%	1.12%	1.12%	1.16%

Financial highlights

Net interest margin (“NIM”) for the current quarter was 3.92%, a 21bps decrease from the previous quarter. Deposits appear to be our greatest challenge. Not only are we not experiencing any deposit growth during 2007 (excluding the VSB acquisition), but there is a shift occurring from low cost deposits to time deposits, a more costly alternative. Cost of interest bearing deposits (i.e. excluding non interest bearing demand deposits) have increased 18bps between the current quarter (3.79%) and second quarter (3.61%) of this year. During this same time frame, the average balances in non interest bearing demand accounts decreased by $17,635,000, or 8.8%.

Annualized return on average assets was 0.62% for the current quarter compared to 0.74% during the prior quarter, and 0.87% for the same quarter last year. The primary reason for the decrease in earnings between the third and second quarter was the $343,000 decrease in net interest income which was a result of NIM compression and lack of deposit growth, as discussed above. The $153,000 increase in loan loss provision expense between the two quarters was a contributing factor as well.

Presented below are condensed consolidated balance sheets, condensed consolidated average balance sheets, and selected financial ratios for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands of dollars
At quarter ended:	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006
Cash and due from banks	$32,390	$34,457	$41,433	$40,385	$35,345
Fed funds and money market	33,184	51,997	58,821	79,636	48,250
Investments	217,242	227,324	236,492	235,350	240,286
Loans	840,341	826,215	684,141	657,963	637,684
Allowance for loan losses	(9,903)	(9,519)	(7,632)	(7,355)	(7,367)
Premises and equipment, net	53,999	52,827	41,531	39,879	38,748
Goodwill	29,299	28,924	9,863	9,863	9,863
Core deposit intangible	4,955	5,189	2,944	3,083	3,249
Bank owned life insurance	9,637	9,540	7,394	7,320	7,246
Other assets	14,442	14,030	11,831	10,978	11,386

TOTAL ASSETS	$1,225,586	$1,240,984	$1,086,818	$1,077,102	$1,024,690

Deposits	$1,004,426	$998,382	$889,638	$892,806	$845,849
Other borrowings	65,840	91,486	73,536	62,792	59,605
Other liabilities	9,699	8,869	3,928	4,172	4,424
Stockholders’ equity	145,621	142,247	119,716	117,332	114,812

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,225,586	$1,240,984	$1,086,818	$1,077,102	$1,024,690

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars
Quarter ending:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Investments, fed funds, and other	$273,086	$292,786	$295,365	$299,467	$300,846
Loans	844,316	813,927	669,005	645,103	632,568
Allowance for loan losses	(9,663)	(9,369)	(7,423)	(7,398)	(7,371)
All other assets	132,032	145,680	104,594	100,502	97,844

TOTAL ASSETS	$1,239,771	$1,243,024	$1,061,541	$1,037,674	$1,023,887

Deposits- interest bearing	$822,417	$789,457	$673,561	$657,654	$654,009
Deposits- non interest bearing	182,529	200,164	192,945	196,093	191,057
Other borrowings	80,275	99,044	72,582	62,399	60,486
Other liabilities	10,013	11,608	3,695	4,989	4,825
Stockholders’ equity	144,537	142,751	118,758	116,539	113,510

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,239,771	$1,243,024	$1,061,541	$1,037,674	$1,023,887

Selected financial ratios (unaudited)
As of or for the quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Return on average assets (annualized)	0.62%	0.74%	0.69%	0.84%	0.87%
Return on average equity (annualized)	5.36%	6.41%	6.17%	7.46%	7.87%
Net interest margin (tax equivalent basis)	3.92%	4.13%	4.09%	4.09%	4.12%
Loan / deposit ratio	83.7%	82.8%	76.9%	73.7%	75.4%
Stockholders’ equity / total assets	11.9%	11.5%	11.0%	10.9%	11.2%
Efficiency ratio	73%	71%	72%	70%	67%
Book value per share	$11.71	$11.44	$10.71	$10.54	$10.32

The tables below summarize the loan and deposit mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)
At quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Real estate loans
Residential	$202,628	$197,577	$185,820	$180,869	$181,579
Commercial	384,893	379,407	296,788	291,536	277,888
Construction, development and land loans (note 1)	112,485	109,694	68,543	60,950	56,112

Total real estate loans	700,006	686,678	551,151	533,355	515,579
Commercial	79,906	79,620	76,558	68,948	67,642
Consumer and other loans	61,497	61,059	57,418	56,684	55,489

Total loans before unearned fees and costs	841,409	827,357	685,127	658,987	638,710
Unearned fees and costs	(1,068)	(1,142)	(986)	(1,024)	(1,026)

Total loans	$840,341	$826,215	$684,141	$657,963	$637,684

Deposit mix (in thousands of dollars)
At quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Checking accounts
Non interest bearing	$183,959	$189,619	$202,840	$223,602	$198,386
Interest bearing	130,550	130,087	114,636	110,627	97,060
Savings deposits	53,780	57,211	44,462	46,806	47,562
Money market accounts	107,846	121,905	117,322	100,528	102,114
Time deposits	528,291	499,560	410,378	411,243	400,727

Total deposits	$1,004,426	$998,382	$889,638	$892,806	$845,849

note 1:	The increase in this category between 6/30/07 and 3/31/07 was due to the acquisition of Valrico State Bank and certain reclassifications from the Commercial Real Estate Loan category to Construction, Development and Land Loan category.

note 2:	Construction (exclusive of single family construction), Acquisition & Development and Land loans approximate 75% of regulatory capital which compares favorably to regulatory guidelines of 100% of regulatory capital.

note 3:	Commercial Real Estate loans (exclusive of owner occupied) plus the loans describe in note 2 above approximate 240% of regulatory capital which compares favorably to regulatory guidelines of 300% of regulatory capital.

Non interest income and non interest expense

The tables below summarize the Company’s non interest income and non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
Amounts in thousands of dollars
For the quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Service charges on deposit accounts	$1,150	$1,146	$953	$876	$902
Commissions from mortgage broker activities	42	62	52	71	79
Loan related fees	116	87	75	91	70
Commissions from sale of mutual funds and annuities	195	165	80	202	142
Debit card and ATM fees	234	237	188	176	138
BOLI income	97	95	74	75	74
Gain (loss) on sale of investments	2	—	—	—	—
Other service charges and fees	125	111	118	93	145

Total non interest income	$1,961	$1,903	$1,540	$1,584	$1,550

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
Amounts in thousands of dollars
For the quarter ended:	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Employee salaries and wages	$3,861	$3,840	$3,243	$3,200	$3,116
Employee incentive/bonus compensation	382	508	513	586	515
Employee stock option expense	137	133	135	136	147
Health insurance and other employee benefits	600	575	542	537	432
Payroll taxes	268	260	331	210	214
Other employee related expenses	215	228	170	189	159
Incremental direct cost of loan origination	(253)	(279)	(279)	(276)	(248)

Total salaries, wages and employee benefits	$5,210	$5,265	$4,655	$4,582	$4,335

Occupancy expense	1,131	1,083	914	912	907
Depreciation of premises and equipment	609	588	504	497	484
Supplies, stationary and printing	180	173	146	146	141
Marketing expenses	250	257	287	249	98
Data processing expenses	401	389	280	280	300
Legal, auditing and other professional fees	254	276	196	187	190
Bank regulatory related expenses	113	110	98	93	96
Postage and delivery	77	75	68	65	66
ATM related expenses	134	136	103	94	110
Amortization of CDI	235	238	139	166	165
Other expenses	848	772	683	583	571

Total non interest expense	$9,442	$9,362	$8,073	$7,854	$7,463

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through five wholly owned subsidiary banks with 37 locations in nine counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the

statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.